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                                                                   EXHIBIT 10.26


                                      2002
                    CLUBCORP COMPREHENSIVE COMPENSATION PLAN

                      Article I. Establishment and Purpose

1.1. Establishment. The Company adopts the following amended and restated ClubCorp Comprehensive Compensation Plan (the "Plan"), effective January 1, 2002. The Plan is composed of component plans for certain Employee Partner groups, as appropriate, and as approved by the Board. Such component plans are hereby adopted as appendices and made a part of this Plan.

1.2. Purpose. The purpose of this Plan is to support the critical objectives of STAR Service by utilizing total compensation targets that allow for revenue sharing, recognizing levels of responsibility within the organization, considering external competitive factors and measuring the caliber of performance as compared to pre-established and mutually agreed upon criteria.

1.3. Objectives. The Company is committed to providing competitive compensation, based on comparisons of relevant jobs and job markets, internal equity considerations, benefits, privileges and perquisites.

                             Article II. Definitions

2.1. Definitions. The following terms where capitalized shall have the meanings set forth below.

(a) "Accelerated Bonus Plan" means the opportunity to earn an accelerated payout of a portion of variable bonus potential based on accomplishing established financial targets.

(b) "Affiliate" means a partnership, LLC, subsidiary or other entity owned in part, directly or indirectly, by the Company that is designated as an Employer by the Company.

(c) "Award" means the compensation paid pursuant to this Plan payable in cash.

(d) "Award Date" means the first day of the Award Period following the Award Period to which the Award relates.

(e) "Award Period" means the time frame that is being measured for purposes of Award determination.

(f) "Board" means the Board of Directors of the Company.

(g) "Cash Flow Report" means the report that is prepared at the end of each accounting period by showing current and year to date revenues and expenses.

(h) "Committee" means the committee, appointed pursuant to Section 5.1, which shall administer this Plan in accordance with Article V hereof.

(i) "Company" means ClubCorp, Inc.

(j) "Disability" means a physical or mental condition of a Participant that results in the Participant's eligibility for long-term disability benefits under the Company or an Employer's then existing long-term disability plan.

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(k) "Earned Compensation Scale" means the scale which defines the percentage of
Total Potential Compensation an eligible Participant could earn pursuant to the guidelines set forth in the applicable appendices to this Plan.

(l) "Earned Variable Compensation" means the difference between the Total Earned Compensation and the total Fixed paid to an eligible Participant pursuant to the applicable appendix of the Plan.

(m) "Employee Partner" means an employee of the Company or an Employer.

(n) "Employer" means each Affiliate who is designated by the Committee as an Employer under this plan.

(o) "Fixed" means the fixed portion of Total Potential Compensation that is payable in cash each payroll period to an eligible Participant pursuant to the procedure set forth in the applicable appendices to the Plan.

(p) "GOMD" means the Total Operating Revenue minus Total Operating Expenses plus net membership deposits as reflected on the Cash Flow Report.

(q) "GOP" means the Total Operating Revenue minus Total Operating Expenses.

(r) "Participant" means an employee of the Company or an Affiliate who is designated by the Committee to become a Participant in the Plan.

(s) "Plan" means this document, and all appendices, as amended from time to time by the Committee or the Company, and which supersedes all prior compensation plans.

(t) "Termination for Cause" is defined as termination of employment related to violation of a policy or policies of the Company or any Employer, where stated such violation may be grounds for termination.

(u) "Total Earned Compensation" is defined as the Total Potential Compensation amount multiplied by the Total Percentage Earned Compensation, or as otherwise defined in an appendix to the Plan.

(v) "Total Operating Expenses" means the total operating expenses of the Company as defined in the Cash Flow Report.

(w) "Total Operating Revenue" means the total operating revenue of the Company as defined in the Cash Flow Report.

(x) "Total Percentage Earned" means the percentage of Total Potential Compensation that an eligible Participant earns, as determined on the Earned Compensation Scale in accordance with the applicable appendix to the Plan.

(y) "Total Potential Compensation" is the target total compensation payable to an eligible Participant for the year in question to be calculated as set forth in the applicable appendix to this Plan, as may be amended from time to time.

(z) "Variable Compensation" means the difference between the Total Potential Compensation and the total Fixed paid to an eligible Participant, in accordance with the applicable appendix to the Plan.

(aa) "Willful Resignation" is defined as a resignation initiated by the employee other than termination due to death or Disability.

2002 ClubCorp Comprehensive Compensation Plan - Page 2

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2.2. Gender and Number. Except when otherwise indicated by the context, any masculine terminology when used in the Plan, or any appendix, shall also include the feminine gender and the neuter gender, and the definition of any term in the singular shall also include the plural.

                           Article III. Participation

3.1. Participation. Participation in this Plan shall be limited to those Employee Partners who are designated as Participants for a given calendar year by the Committee. The Committee may elect not to designate any Participants for a calendar year. No person shall have an automatic right to be selected as a Participant for any calendar year, and selection as a Participant for one or more calendar years does not automatically entitle the Employee Partner to become a Participant for any subsequent calendar year.

                          Article IV. Award and Payment

4.1. Awards. Awards with respect to a particular Award Period shall be determined by the Committee pursuant to the procedures summarized in the attached appendices. Each calendar year the procedure to be used to determine Awards will be established by the Committee, in its sole discretion. The application of such procedures, including any formula, modification of the procedure or formula from time to time and determination of the amount of any and all Awards is within the sole discretion of the Committee.

4.2. Vesting. All Cash amounts are fully vested and non-forfeitable from the Award Date, except as otherwise provided for in an appendix to the Plan. Any Award to be paid under this Plan to a Participant who is deceased shall be paid to the Participant's estate.

4.3. Change in Employment Status. Notwithstanding anything to the contrary contained in this Plan, if a Participant who has been a Participant in the Plan for a portion of the year during the Award Period is terminated for any reason other than Termination for Cause or Willful Resignation prior to an Award Date, the Participant shall be entitled as of the Award Date to a pro rata portion (as determined by the Committee) of the Award to which the Participant would have been entitled if he/she had continued in employment until the Award Date. The prorated Award will be one hundred percent (100%) vested as of the Award Date and shall be paid to the Participant in cash as soon as practicable following the Award Date. Prorated Awards are not available under the Accelerated Bonus Plan. Other than circumstances involving a transfer from one participating employer to another participating employer, Participants must be actively employed the entire quarter in an eligible position and employed at the end of the quarter, as well as the payment date, to receive an Award.

4.4. Change in Position. Notwithstanding anything to the contrary contained in this Plan, if a Participant who has been a Participant in the Plan for a portion of the year during the Award Period ceases to be eligible to continue to participate in the Plan, but continues in employment with the Company or an Affiliate, thc Participant shall be entitled as of the Award Date to a pro rata portion (as determined by the Committee) of the award to which the Participant would have been entitled if he/she had continued in employment without the change in position until the Award Date. The prorated award will be one hundred percent (100%) vested as of the Award Date and shall be paid in cash to the Participant as soon as practicable following the Award Date. Awards with the respect to the Accelerated Bonus Plan are only subject to a pro rata portion if the participant is actively employed the entire quarter in an eligible position and employed at the end of the quarter, as well as the payment date.

4.5. Award Payments. Awards will be paid in accordance with the terms and conditions of the attached appendices to the Plan, as modified by the provisions of this Plan.

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4.6. Nature of Obligations. All amounts payable under this Plan shall be paid as a general obligation of the Company or an Employer. No Participant shall have any right, title or interest whatever in or to, or any preferred claim in or to, any investment reserves, accounts or funds that the Company or an Employer may purchase, establish or accumulate to aid in providing the payments described in this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Company or any Employer and a Participant or any other person.

4.7. Tax Withholding. The Company or any Employer may withhold or cause to be withheld from any Award payment any federal, state or local taxes required by law to be withheld with respect to such payment and such sum as the Company or an Employer may reasonably estimate as necessary to cover any taxes for which the Company or an Employer may be liable and which may be assessed with regard to such payment.

4.8. Nontransferability. No Participant shall have any rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan.

                            Article V. Administration

5.1. Administration and Appointment. The Plan shall be administered by the person or persons designated by the Board as Compensation Committee members. The Board may remove any Committee member at any time, with or without cause, and may appoint successors to any removed or resigned members. There is no minimum or maximum number of Committee members. In the absence of any designated individuals, the Board shall serve as the Committee.

5.2. Committee Authority. The Committee shall have the right to execute all powers reserved to the Board of the Company by this Plan to the extent delegated in writing to the Committee by the Board. The determination of the Committee as to any disputed questions of construction and interpretation shall be final, binding and conclusive upon all persons. The Committee's determinations as to which employees shall become Participants in the Plan for a particular calendar year and the Awards made shall be final, binding and conclusive upon all persons. The Committee shall have the right to delegate any of its powers or duties under the Plan and the person to whom any such powers or duties are delegated shall have the right to execute such powers or duties.

5.3. Expenses. The expenses of administering the Plan shall be borne by the Employers.

5.4. Indemnification and Exculpation. The members of the Committee, officers, directors and Employee Partners of the Company and the Affiliates ("Indemnities") shall be indemnified and held harmless by thc Employers against and from any and all loss resulting from liability to which the Indemnities may be subjected by reason of any act or conduct (except fraud, willful, intentional, or reckless misconduct) including all expenses reasonably incurred in their defense in case the Employers fail to provide such defense.

                  Article VI. Merger, Amendment and Termination

6.1. Merger, Consolidation or Acquisition. In the event of a merger, consolidation or acquisition where the Company is not the surviving corporation, unless the successor or acquiring corporation shall elect to terminate the Plan, this Plan shall continue.

6.2. Amendment and Termination. The Company expressly reserves the right to amend the Plan at any time and in any manner, including the making of retroactive amendments, and the right to terminate thc Plan at any time; provided, however, that in the event of an amendment or termination of the Plan, Awards previously awarded by the Committee shall continue to be obligations of the Company and the Employers and shall be paid as provided under Section 4.2 hereof except as may be prohibited by or as necessary to comply with any applicable law.

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                           Article VII. Miscellaneous

7.1. Severability. In the event any provisions of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

7.2. Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Texas.

7.3. Plan Not an Employment Contract. This Plan is not an employment contract. It does not give any person the right to be continued in employment, and all Employee Partners remain subject to change of salary, transfer, change of job, discipline, layoff, discharge or any other change of employment status.

                    Article VIII. Participation By Employers

8.1. Adoption of Plan by Affiliate. Any Affiliate, whether or not presently existing, may adopt this Plan with the consent of the Company.

8.2. Rights and Obligations of the Company and the Employers. Throughout this instrument, a distinction is purposely drawn between rights and obligations of the Company and the rights and obligations of the Employers. The rights and obligations specified as belonging to the Company shall belong solely to the Company. Any failure by an Employer to fulfill its own obligations under this Plan shall have no effect upon any other Employer.

8.3. Withdrawal from Plan. Any Employer may withdraw from the Plan upon giving the Company at least sixty (60) days' notice in writing of its intention to withdraw. Such withdrawal shall terminate all obligations of the withdrawn Employer under the Plan as of the date the Company accepts the Employer's withdrawal. An Employer may withdraw from this Plan without affecting any other Employer; provided, however, that in the event of a withdrawal by an Employer, obligations of that Employer, as well as the Company and the remaining Employers, if any, as to Awards previously awarded by the Committee, pursuant to
Section 4.1 hereof, shall continue to be obligations of the Company and the Employers, including the withdrawing Employer and shall be paid as provided under Section 4.5 hereof except as may be prohibited by or as necessary to comply with any applicable law.

IN WITNESS WHEREOF, ClubCorp, Inc. has caused this instrument to be executed on this 7th day of May, 2002.


                                       CLUBCORP INC.

                                       By:  /s/Robert H. Dedman, Jr.
                                            ------------------------------------

                                       Title:  President and Chief Executive
                                               ---------------------------------
                                               Officer
                                               ---------------------------------


2002 ClubCorp Comprehensive Compensation Plan - Page 5

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                 APPENDIX A: CLUBCORP MANAGER COMPENSATION PLAN

                                 I. PLAN DESIGN

A. Relationship to the Plan. This ClubCorp Manager Compensation Plan (the "Manager Plan") is a part of and is governed by the terms and conditions of the Plan. All terms which are initially capitalized in the Manager Plan and are not defined in the Manager Plan, have the same meaning as the terms defined in the Plan. All provisions of the Plan apply except to the extent they directly conflict with the terms of this Manager Plan.

B. General Plan Description. The Manager Plan is designed to encourage focus on the critical elements of the Club Manager position (as defined on the performance evaluation form) and to recognize and reward unit level financial and qualitative performance. The Manager Plan consists of two components, the Target Plan and the Partner Plan. Financial performance for most managers is measured by GOMD performance under the Partner Plan. The Partner Plan is an annual Plan; however, a portion of the Award may be distributed on an accelerated basis. The process for receiving an accelerated portion of the Award is described in Appendix (C). In development or redevelopment clubs and in some cases management agreement clubs, specific financial targets are established by the Committee as the measure of financial performance and this approach is referred to as the Target Plan. The Target Plan is also an annual Plan, however a portion of the Award may be distributed on an accelerated basis. The process for receiving an accelerated portion of the Award is described in Appendix (C). Total Potential Compensation targets are established each year by the Committee for both the Target and the Partner Plans by evaluating the market value and complexity of the position, the size of the property, and the earnings history achieved at each property. Earned Variable Compensation is distributed to Participants in the form of cash Awards.

C. Eligibility. All Club Managers, to the extent designated as Participants pursuant to Section 3.1 of the Plan, shall participate in the Manager Plan, subject to the terms and conditions of the Plan.

                         II. COMPONENTS OF COMPENSATION

A. Total Potential Compensation is set by the Committee each year and consists of two components, the Fixed and Variable Compensation.

B. Total Earned Compensation equals the percentage of compensation that is earned based on the financial performance of the business unit or club the Participant works for, modified by the Participant's individual performance evaluation. Total Earned Compensation will generally equal 68% to 120% of Total Potential Compensation.

C. Overachievement is earned by an increase in the amount of GOMD produced or exceeding the financial targets, and receiving consistent above average performance ratings. For the Partner Plan, Total Potential Compensation is defined as a percentage of GOMD. For the Target Plan, Total Potential Compensation is the sum of the established Fixed and the Variable Compensation associated with each financial target.

                 III. PERFORMANCE EVALUATIONS AND AWARD AMOUNTS

Performance evaluations are completed once a year. Performance measures generally include member relations, Employee Partner relations and financial partner expectations. The performance rating determines the percentage of earned Total Potential Compensation. The performance and earnings scale is shown on the example of the Partner Plan approach below. As soon as practical following the close of each Award Period, the Committee shall determine the amount of the Total Earned Compensation, if any, to which each Participant is entitled with respect to such Award Period. This amount, if any, will be reduced to reflect payments made pursuant to the Accelerated Bonus Plan.

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                                IV. DISTRIBUTION

The Fixed compensation is paid in cash, each payroll period. Earned Variable Compensation will be paid annually as a cash Award.

                              V. CAPITAL EXPANSIONS

The calculation of all Awards made pursuant to the Manager Plan is subject to modification intended to reflect the appropriate return on the capital expansion. Capital expansions are expected to generate a 20% return on investment for the life of the project, with a minimum of 12% return each year. The partner percentage is modified by calculating the expected return from the expansion (the percentage to be determined by the V.P. but in no case less than 12%), and adjusting the partner percentage accordingly. The targeted amount of the established Total Potential Compensation will remain unchanged.

EXAMPLE

                      Capital Expansion Detail       Partner Plan Comp Detail

                                                    Original          Modified
                                                    --------          --------
Expansion Cost             $1,000,000
Cost of Capital               12%
Expected Return            $ 120,000
GOMD                                               $1,000,000        $1,120,000
Total Potential Comp                               $ 100,000         $ 100,000
Total Partner %                                         10%               8.9%

Capital Replacements. When actual capital replacement expenditure exceeds the established capital reserve or budget, the excess capital spending will be reflected as a reduction to the GOMD.

PARTNER PLAN EXAMPLE

The Partner Plan is an annual plan. Performance is evaluated annually and the year-end performance rating is applied to determine the Manager's Earned Variable Compensation.

ANNUALIZED GOMD & POTENTIAL COMPENSATION

Annual GOMD                                 $800,000
Total Potential Compensation 10% GOMD       $ 80,000

Fixed                                       $ 60,000
Variable                                    $ 20,000

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PERFORMANCE EVALUATION EARNINGS SCALE

------------------------------------------------------------------------------------------------
Ratings                    % Earned                    Rating                % Earned
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Below 2.4                  Draw (Fixed Only)           3.70                  94%
------------------------------------------------------------------------------------------------
2.40                       68%                         3.80                  96%
------------------------------------------------------------------------------------------------
2.50                       70%                         3.90                  98%
------------------------------------------------------------------------------------------------
2.60                       72%                         4.0                   100%
------------------------------------------------------------------------------------------------
2.70                       74%                         4.10                  102%
------------------------------------------------------------------------------------------------
2.80                       76%                         4.20                  104%
------------------------------------------------------------------------------------------------
2.90                       78%                         4.30                  106%
------------------------------------------------------------------------------------------------
3.0                        80%                         4.40                  108%
------------------------------------------------------------------------------------------------
3.10                       82%                         4.50                  110%
------------------------------------------------------------------------------------------------
3.20                       84%                         4.60                  112%
------------------------------------------------------------------------------------------------
3.30                       86%                         4.70                  114%
------------------------------------------------------------------------------------------------
3.40                       88%                         4.80                  116%
------------------------------------------------------------------------------------------------
3.50                       90%                         4.90                  118%
------------------------------------------------------------------------------------------------
3.60                       92%                         5.0                   120%
------------------------------------------------------------------------------------------------

The performance rating determines the percentage of Total Potential Compensation earned. For example, a performance rating of 3.5 results in a payout of 90%. To apply this to calculate actual earnings, multiply 90% times the Total Potential Compensation. After calculating the total compensation earned, subtract the Fixed amount to determine the amount of the Variable Compensation.

Example Calculation of Annual Earnings

GOMD, periods 1 to 13
Annual Performance Period

Total Potential                                      $ 77,000 (10% GOMD)
Total Earned Compensation (90%)                      $ 69,300
Fixed Pay                                            $ 60,000
Earned Variable                                      $ 9,300

TARGET PLAN EXAMPLE

The Target Plan is an annual plan. Financial measures are determined by the Committee based on the critical business needs of a particular unit. For example, where member enrollments and GOP improvement are critical, financial targets may be based on Initiation Deposit (ID) plans and Gross Operating Profit
(GOP) targets. Performance is evaluated annually and the year-end performance rating is applied to financial performance levels to determine the Manager's Earned Variable Compensation. Performance measures generally include member relations, Employee Partner relations and financial targets.

2002 ClubCorp Comprehensive Compensation Plan - Page 8

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                         APPENDIX B. OFF-SITE OPERATIONS
                                COMPENSATION PLAN

                                 I. PLAN DESIGN

A. Relationship to the Plan. This Off-Site Operations Compensation Plan ("Off-Site Plan") is part of and is governed by the terms and conditions of the ClubCorp Comprehensive Compensation Plan ("Plan"). All terms which are initially capitalized in the Off-Site Plan and are not defined in the Off-Site Plan, have the same meaning as the terms defined in the Plan. All provisions of the Plan apply except to the extent they directly conflict with the terms of this Off-Site Plan.

B. General Plan Description. Variable Compensation targets are established by the Committee for the off-site positions by evaluating the responsibilities, complexity and impact of each job, internal equity and market competitive information. Specific financial targets are established for each operation. Qualitative performance is based on the results of a documented performance appraisal. Total Earned Variable Compensation is distributed to Participants in the form of cash Awards. The Off-Site Plan is an annual Plan; however, a portion of the Award may be distributed on an accelerated basis. The process for receiving an accelerated portion of the Award is described in Appendix (C).

C. Eligibility. All off-site operations staff, to the extent designated as Participants pursuant to Section 3.1 of the Plan, shall participate in the Off-Site Plan, subject to the terms and conditions of the ClubCorp Plan.

                         II. COMPONENTS OF COMPENSATION

A. Total Potential Compensation consists of two components, the Fixed and Variable Compensation.

B. Total Earned Compensation equals the amount earned based on achievement of the financial targets plus the amount earned based on the Participant's individual performance rating.

C.   Overachievement, if applicable, is defined on the variable earnings scale.

                                IlI. DISTRIBUTION

Fixed Compensation is paid by payroll check, each payroll period. Earned Variable Compensation will be paid annually as a cash Award.

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                       APPENDIX C: ACCELERATED BONUS PLAN

                                 I. PLAN DESIGN

A. Relationship to the Plan. This ClubCorp Accelerated Bonus Plan (the "Accelerated Bonus Plan") is a part of and is governed by the terms and conditions of the ClubCorp Comprehensive Compensation Plan ("Plan"). All terms, which are initially capitalized in the Accelerated Bonus Plan and are not defined in the Accelerated Bonus Plan, have the same meaning as the terms defined in the Plan. All provisions of the Plan apply except to the extent they directly conflict with the terms of this Accelerated Bonus Plan.

B. General Plan Description. This plan provides the opportunity for Participants to earn an accelerated payout of a portion of their Variable Compensation due to achieving quarterly financial targets. Specific quarterly financial targets are established by the Committee for purposes of determining Awards. Each quarterly financial target shall be measured separately. No cumulative measurements are permitted. Earned accelerated Award payouts will be distributed to Participants in the form of cash as soon as reasonably possible after the close of the calendar quarter that the payout relates to. Payments under this Plan reduce dollar for dollar the Award payable under any other component plan of the Plan.

C. Eligibility. All Participants, to the extent designated as Participants pursuant to Section 3.1 of the Plan, shall participate in the Accelerated Bonus Plan, subject to the terms and conditions of the Plan. Participants must be employed in a qualified position for the entire quarter, employed at the end of the quarter and at the payout date to be entitled to payment.

                                II. DISTRIBUTION

Accelerated Bonus payouts will be paid by payroll check as soon as reasonably possible after the close of the calendar quarter that the payout relates to.

2002 ClubCorp Comprehensive Compensation Plan - Page 10